Exhibit 10.1

EXECUTION COPY

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 8th day of August 2016, by and between Walter Investment Management Corp., a Maryland corporation (the “Company”), and Anthony Renzi (the “Executive”).

W I T N E S S E T H :

WHEREAS, the Company desires to employ Executive and to enter into this Agreement embodying the terms of such employment, and Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Executive hereby agree as follows:

Section 1. Definitions. Capitalized terms not otherwise defined in this Agreement shall have the meaning set forth on Appendix A, attached hereto.

Section 2. Acceptance and Term of Employment.

The Company agrees to employ Executive, and Executive agrees to serve the Company, on the terms and conditions set forth herein. The term of employment shall commence on a date reasonably agreed upon by the Company and Executive, which date shall be as soon as reasonably practicable but in no event later than November 15, 2016 (such actual date, the “Commencement Date”) and end on the first anniversary of the Commencement Date (the “Initial Term”), subject to earlier termination as provided in Section 7 hereof. The Initial Term shall automatically be extended for successive one (1)-year periods (each such period, a “Renewal Term” and, together with the Initial Term, the “Term of Employment”) unless the Company or Executive provides written notice of non-renewal of the Term of Employment to the other no later than ninety (90) days prior to the expiration of the then-current Renewal Term, subject to earlier termination as provided in Section 7 hereof. Unless the parties hereto otherwise agree in writing, continuation of Executive’s employment with the Company beyond the expiration of the Term of Employment shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement, and Executive’s employment may thereafter be terminated at will by either Executive or the Company; provided that the Non-Interference Agreement shall survive any termination of this Agreement or Executive’s termination of employment hereunder. Notwithstanding the foregoing, Executive’s employment with the Company is contingent upon and subject to satisfactory completion of a (i) background check and (ii) drug screen.

Section 3. Position, Duties, and Responsibilities; Place of Performance.

(a) Position, Duties, and Responsibilities. During the Term of Employment, Executive shall be employed and serve as the Chief Executive Officer and President of the Company (together with such other position or positions consistent with Executive’s title as the Board shall specify from time to time), reporting directly to the Board, and shall have such duties and responsibilities commensurate with such title. Executive also agrees to serve as an officer and/or director of the Company or any other member of the Company Group, in each case without additional compensation.

(b) Performance. Executive shall devote Executive’s full business time, attention, skill, and best efforts to the performance of Executive’s duties under this Agreement and shall not engage in any other business, profession or occupation, for compensation or otherwise, during the Term of Employment, including, without limitation, any activity that (x) conflicts with the interests of the Company or any other member of the Company Group, (y) interferes with the proper and efficient performance of Executive’s duties for the Company, or (z) interferes with Executive’s exercise of judgment in the Company’s best interests. Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) serving, with the prior written consent of the Board, as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing Executive’s personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), and (iii) shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of Executive’s duties and responsibilities hereunder.

(c) Principal Place of Employment. Executive’s principal place of employment shall be 1100 Virginia Drive, Fort Washington, Pennsylvania 19034, although Executive understands and agrees that Executive may be required to travel from time to time for business reasons.

Section 4. Compensation.

During the Term of Employment, Executive shall be entitled to the following compensation:

(a) Base Salary. Executive shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, as they may change from time to time, of not less than $500,000. Executive’s Base Salary shall be subject to annual review and increase (but not decrease) by the Compensation Committee.

(b) Annual Bonus.

(i) Executive shall be eligible for an annual incentive bonus award determined by the Compensation Committee in respect of each fiscal year during the Term of Employment (the “Annual Bonus”).

(ii) In respect of the 2016 fiscal year (that is, from the Commencement Date through December 31, 2016), Executive shall be entitled to receive an Annual Bonus of $1,750,000 (which amount will be paid in full and will not be pro-rated), subject to the terms and conditions set forth in Section 4(b)(iv).

(iii) In respect of each full fiscal year during the Term of Employment commencing with the 2017 fiscal year, Executive shall be eligible to receive an Annual Bonus in an amount to be determined by the Compensation Committee, with the actual Annual Bonus, if any, in respect of any such fiscal year payable based upon the level of achievement of annual Company and individual performance objectives for such fiscal year, as determined by the Compensation Committee and communicated to Executive. The Annual Bonus, if any, shall otherwise be subject to the terms and conditions of the annual bonus plan adopted by the Board or the Compensation Committee, if any, under which bonuses are generally payable to senior executive officers of the Company, as in effect from time to time.

(iv) The Annual Bonus, if any, shall be paid to Executive at the same time as annual bonuses are generally payable to other senior executive officers of the Company subject to Executive’s continuous employment through the applicable payment date.

(c) Long-Term Incentive Plan. In addition to Executive’s Base Salary and Annual Bonus, if any, Executive will be eligible to participate in the Company’s long-term incentive plan in a manner consistent with other senior executive officers of the Company. In respect of the fiscal year 2017 grant cycle under such plan, subject to Executive’s continued employment through the grant date, Executive shall receive an award (which may be in the form of equity, equity-related instruments and/or cash, or some combination thereof) with an economic value equal to $1,000,000 on such terms and conditions as established by the Compensation Committee. In subsequent grant cycles, Executive will be eligible to receive a long-term incentive award in an amount to be determined by the Compensation Committee and in the form and subject to the terms and conditions established by the Compensation Committee.

(d) Signing Cash Bonus. In connection with the commencement of Executive’s employment hereunder, the Company agrees to pay to Executive a signing bonus equal to $2,500,000 (the “Signing Bonus”), payable in a lump sum cash payment on the first payroll date immediately following the Commencement Date, subject to Executive’s continued employment through the actual payment date. Notwithstanding the foregoing, in the event Executive’s employment is terminated by Executive without Good Reason or by the Company for Cause, in each case, prior to or on the first anniversary of the Commencement Date, Executive shall be required to repay to the Company, within sixty (60) days following such termination date, an amount equal to the product of (A) the Signing Bonus and (B) a fraction, the numerator of which is 365 less the number of full days of Executive’s employment with the Company between the Commencement Date through and including the date of such termination of employment, and the denominator of which is 365.

(e) Signing Equity-Based/Long-Term Restricted Cash Awards. In addition, in connection with the commencement of Executive’s employment hereunder, within a reasonable period of time following the Commencement Date, not to exceed thirty (30) days thereafter, the Company shall grant to Executive (i) a number of restricted stock units, with an economic value determined as of the Commencement Date equal to $600,000, which, subject to Executive’s continued employment, will vest ratably on the first, second and third anniversaries of the Commencement Date (the “RSU Award”), and (ii) a long-term restricted cash award, with an aggregate value equal to $600,000, which, subject to Executive’s continued employment, will vest ratably on the first, second and third anniversaries of the Commencement Date (the “LTC Award” and, together with the RSU Award, the “Signing Awards”). The Signing Awards shall otherwise be subject to substantially similar terms and conditions as those of the Company’s standard forms of RSU Award agreement and LTC Award agreement, applicable to other current senior executive officers of the Company, that Executive shall be required to execute in connection with such grants.

Section 5. Employee Benefits.

During the Term of Employment, Executive shall be entitled to participate in health, insurance, retirement, and other benefits provided generally to similarly situated employees of the Company in accordance with the terms and conditions of such plans. Executive shall also be entitled to such paid holidays consistent with the Company’s standard policies or as the Compensation Committee may approve. The Company does not track paid time off for employees who hold titles of Senior Vice President and above, and such employees are instead expected to manage their time out of the office professionally and appropriately. Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time without providing Executive notice, and the right to do so is expressly reserved.

Section 6. Reimbursement of Business Expenses.

Executive is authorized to incur reasonable business expenses in carrying out Executive’s duties and responsibilities under this Agreement, and the Company shall promptly reimburse Executive for all such reasonable business expenses, subject to documentation and in accordance with the Company’s policy, as in effect from time to time.

Section 7. Termination of Employment.

(a) General. The Term of Employment shall terminate upon the earliest to occur of (i) Executive’s death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause, (iv) a termination by Executive with or without Good Reason, and (v) non-renewal of the Term of Employment by the Company or by Executive in accordance with Section 2 above. Upon any termination of Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, Executive shall resign from any and all directorships, committee memberships, and any other positions Executive holds with the Company or any other member of the Company Group. Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) hereunder of any nonqualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as Executive has also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of Executive’s termination of employment hereunder) shall be paid (or commence to be paid) to Executive on the schedule set forth in this Section 7 as if Executive had undergone such termination of employment (under the same circumstances) on the date of Executive’s ultimate “separation from service.”

(b) Termination Due to Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death. The Company may terminate Executive’s employment immediately upon the occurrence of a Disability, such termination to be effective upon Executive’s receipt of written notice of such termination. Upon Executive’s death or in the event that Executive’s employment is terminated due to Disability, Executive or Executive’s estate or beneficiaries, as the case may be, shall be entitled to:

(i) The Accrued Obligations;

(ii) Any earned but unpaid Annual Bonus in respect of any completed fiscal year that has ended prior to the date of such termination (the “Unpaid Prior Bonus”), which amount shall be paid at such time annual bonuses are paid to other senior executive officers of the Company, but in no event later than the date that is 2 1⁄2 months following the last day of the fiscal year in which such termination occurred;

(iii) The vesting of the Signing Awards to the extent such Signing Awards are not already vested, notwithstanding the provisions of Section 4(e) which condition vesting on Executive’s continued employment; and

(iv) Subject to satisfaction of the applicable performance objectives applicable for the fiscal year in which such termination occurs, an amount equal to (A) the Annual Bonus, if any, that Executive would otherwise have been entitled to receive in respect of such fiscal year, assuming no such termination occurred, multiplied by (B) a fraction, the numerator of which is the number of days elapsed from the commencement of such fiscal year through the date of such termination and the denominator of which is 365 (the “Pro Rata Bonus”), which amount, if any, shall be paid at such time annual bonuses are paid to other senior executive officers of the Company, but in no event later than the date that is 2 1⁄2 months following the last day of the fiscal year in which such termination occurred.

Following Executive’s death or a termination of Executive’s employment by reason of a Disability, except as set forth in this Section 7(b), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(c) Termination by the Company for Cause.

(i) The Company may terminate Executive’s employment at any time for Cause, effective upon delivery to Executive of written notice of such termination, which notice shall set forth with reasonable specificity the factual basis for the event or circumstance giving rise to Cause; provided, however, that with respect to any Cause termination relying on clause (iii), (iv), (v), or (vi) of the definition of Cause, to the extent that such act(s) or failure(s) to act are curable, Executive shall be given not less than twenty (20) days’ (or, solely with respect to clause (vi), five (5) days’) written notice by the Board of the Company’s intention to terminate Executive’s employment for Cause, such notice to state in detail the particular act(s) or failure(s) to act that constitute the grounds on which the proposed termination for Cause is based, and such termination shall be effective at the expiration of such twenty (20)- or five (5)- day notice period, as applicable, unless Executive has fully cured such act(s) or failure(s) to act that give rise to Cause during such period.

(ii) In the event that the Company terminates Executive’s employment for Cause, Executive shall be entitled only to the Accrued Obligations. Following such termination of Executive’s employment for Cause, except as set forth in this Section 7(c)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d) Termination by the Company without Cause or Due to Non-Renewal of the Term of Employment by the Company. The Company may terminate Executive’s employment (x) at any time without Cause (other than due to death or Disability), effective immediately upon delivery to Executive of written notice of such termination, or (y) due to non-renewal of the Term of Employment in accordance with Section 2 hereof. In the event that Executive’s employment is terminated by the Company without Cause (other than due to death or Disability) or due to non-renewal of the Term of Employment by the Company, in each case, Executive shall be entitled to:

(i) The Accrued Obligations;

(ii) Any Unpaid Prior Bonus, which amount, if any, shall be paid at such time annual bonuses are paid to other senior executive officers of the Company, but in no event later than the date that is 2 1⁄2 months following the last day of the fiscal year in which such termination occurred;

(iii) Subject to satisfaction of the applicable performance objectives applicable for the fiscal year in which such termination occurs, the Pro Rata Bonus, which amount, if any, shall be paid at such time annual bonuses are paid to other senior executive officers of the Company, but in no event later than the date that is 2 1⁄2 months following the last day of the fiscal year in which such termination occurred;

(iv) An amount equal to one and one-half (1.5) times the sum of (A) Executive’s Base Salary, plus (B) Executive’s target Annual Bonus in respect of the fiscal year in which the termination date occurs, as in effect on the termination date, such amount to be paid in substantially equal payments during the Severance Term, and payable in accordance with the Company’s regular payroll practices;

(v) The vesting of the Signing Awards to the extent such Signing Awards are not already vested, notwithstanding the provisions of Section 4(e) which condition vesting on Executive’s continued employment; and

(vi) Subject to Executive’s election of COBRA continuation coverage under the Company’s group health and dental plans, payment, on the first regularly scheduled payroll date of each month during the Severance Term, of an amount equal to the monthly COBRA premium cost for Executive and Executive’s dependents; provided, that the payments described in this clause (vi) shall cease earlier than the expiration of the Severance Term in the event that Executive becomes eligible to receive any health and dental benefits as a result of subsequent employment or service during the Severance Term.

Notwithstanding the foregoing, the payments and benefits described in clauses (ii), (iii), (iv), (v) and (vi) above shall immediately terminate, and the Company shall have no further obligations to Executive with respect thereto, in the event that Executive breaches any provision of the Non-Interference Agreement. Following such termination of Executive’s employment by the Company without Cause or due to non-renewal of the Term of Employment by the Company, except as set forth in this Section 7(d), Executive shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Executive’s sole and exclusive remedy upon a termination of employment by the Company without Cause or due to non-renewal of the Term of Employment by the Company shall be receipt of the Severance Benefits.

(e) Termination by Executive with Good Reason. Executive may terminate Executive’s employment with Good Reason by providing the Company thirty (30) days’ prior written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within sixty (60) days of the occurrence of such event. During such thirty (30)-day notice period, the Company shall have a cure right (if curable), and if not cured within such period, Executive’s termination will be effective upon the ninetieth (90th) day following the date Executive provided written notice to the Company, unless otherwise agreed by Executive and the Company, and Executive shall be entitled to the same payments and benefits as provided in Section 7(d) hereof for a termination by the Company without Cause (other than due to death or Disability), subject to the same conditions on payment and benefits as described in Section 7(d) hereof. Following such termination of Executive’s employment by Executive with Good Reason, except as set forth in this Section 7(e), Executive shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Executive’s sole and exclusive remedy upon a termination of employment with Good Reason shall be receipt of the Severance Benefits.

(f) Termination by Executive without Good Reason or Due to Non-Renewal of the Term of Employment by Executive. Executive may terminate Executive’s employment by providing the Company (i) in the case of a termination by Executive without Good Reason, thirty (30) days’ prior written notice of such termination, or (ii) in the case of a termination due to non-renewal of the Term of Employment by Executive, at least ninety (90) days’ prior written notice of such termination in accordance with Section 2 hereof. In the event of a termination of employment by Executive under this Section 7(f), Executive shall be entitled only to the Accrued Obligations. In the event of termination of Executive’s employment under this Section 7(f), the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination without changing the characterization of such termination as a termination by

Executive without Good Reason or a termination due to non-renewal of the Term of Employment by Executive so long as the Company pays Executive the amount and benefits (in accordance with the terms of the applicable plans, as in effect from time to time) Executive would have received during the applicable notice period. Following such termination of Executive’s employment by Executive without Good Reason or due to non-renewal of the Term of Employment by Executive, except as set forth in this Section 7(f), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(g) Release. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to subsection (d), (e) or (f) of this Section 7 (other than the Accrued Obligations) (collectively, the “Severance Benefits”) shall be conditioned upon Executive’s execution, delivery to the Company, and non-revocation of the Release of Claims (and the expiration of any revocation period contained in such Release of Claims) within sixty (60) days following the date of Executive’s termination of employment hereunder. If Executive fails to execute the Release of Claims in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60)-day period, or timely revokes Executive’s acceptance of such release following its execution, Executive shall not be entitled to any of the Severance Benefits. Further, to the extent that any of the Severance Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the date of Executive’s termination of employment hereunder, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day, after which any remaining Severance Benefits shall thereafter be provided to Executive according to the applicable schedule set forth herein.

Section 8. Non-Interference Agreement.

As a condition of, and prior to commencement of, Executive’s employment with the Company, Executive shall have executed and delivered to the Company the Non-Interference Agreement.

Section 9. Representations and Warranties of Executive.

Executive represents and warrants to the Company that—

(a) Executive is entering into this Agreement voluntarily and that Executive’s employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by Executive of any agreement to which Executive is a party or by which Executive may be bound;

(b) Executive has not violated, and in connection with Executive’s employment with the Company will not violate, any non-solicitation, non-competition, or other similar covenant or agreement with any Person by which Executive is or may be bound; and

(c) in connection with Executive’s employment with the Company, Executive will not use any confidential or proprietary information Executive may have obtained in connection with employment or service with any prior service recipient.

Section 10. Indemnification.

To the maximum extent permitted under applicable law, and in addition to any other indemnification to which Executive may be entitled under state statute or any articles of incorporation, by-laws, resolution, or agreement (but without duplication of payments with respect to indemnified amounts), the Company hereby agrees to hold harmless and indemnify Executive to the full extent allowed under applicable law, including, but not limited to, holding harmless and indemnifying Executive against any and all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Executive in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (including an action by or in the right of the Company), to which Executive is, was, or at any time becomes a party, or is threatened to be made a party, by reason of the fact that Executive is, was, or at any time becomes a director, officer, employee or agent of the Company, or is or was serving or at any time serves at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise. For purposes of clarity, under no circumstances shall the indemnification provided for in this Section 10 obligate the Company to indemnify Executive against any expenses (including attorneys’ fees), judgments, fines and/or amounts paid in settlement which relate to actions taken by Executive which were outside of or beyond the scope of Executive’s employment with the Company or Executive’s position as a director of the Company or with respect to conduct by Executive that is determined by a court of competent jurisdiction to have been committed in bad faith or to have been the result of active and deliberate dishonesty or with respect to which Executive received an improper personal benefit in money, property or services.

Section 11. Taxes.

The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law. Executive acknowledges and represents that the Company has not provided any tax advice to Executive in connection with this Agreement and that Executive has been advised by the Company to seek tax advice from Executive’s own tax advisors regarding this Agreement and payments that may be made to Executive pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments.

Section 12. Mitigation.

Executive shall not be required to mitigate the amount of any payment provided pursuant to this Agreement by seeking other employment or otherwise, and, except as provided in Section 7(d)(vi) hereof, the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Executive’s other employment or otherwise.

Section 13. Additional Section 409A Provisions.

Notwithstanding any provision in this Agreement to the contrary—

(a) Any payment otherwise required to be made hereunder to Executive at any date as a result of the termination of Executive’s employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”). On the first business day following the expiration of the Delay Period, Executive shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

(b) Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.

(c) To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(d) While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall any member of the Company Group be liable for any additional tax, interest, or penalties that may be imposed on Executive as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).

Section 14. Successors and Assigns; No Third-Party Beneficiaries.

(a) The Company. This Agreement shall inure to the benefit of the Company and its respective successors and assigns. Neither this Agreement nor any of the rights, obligations, or interests arising hereunder may be assigned by the Company to a Person (other than another member of the Company Group, or its or their respective successors) without Executive’s prior written consent (which shall not be unreasonably withheld, delayed, or conditioned); provided, however, that in the event of a sale of all or substantially all of the assets of the Company or any direct or indirect division or subsidiary thereof to which Executive’s employment primarily relates, the Company may provide that this Agreement will be assigned to, and assumed by, the acquiror of such assets, division or subsidiary, as applicable, without Executive’s consent.

(b) Executive. Executive’s rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or if there be no such designee, to Executive’s estate.

(c) No Third-Party Beneficiaries. Except as otherwise set forth in Section 7(b) or Section 14(b) hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company, the other members of the Company Group, and Executive any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 15. Waiver and Amendments.

Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment, or modification must be consented to on the Company’s behalf by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 16. Severability.

If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

Section 17. Governing Law; Waiver of Jury Trial.

THIS AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PROVISIONS THEREOF. EACH PARTY TO THIS AGREEMENT ALSO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

Section 18. Notices.

(a) Place of Delivery. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that unless and until some other address be so designated, all notices and communications by Executive to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices and communications by the Company to Executive may be given to Executive personally or may be mailed to Executive at Executive’s last known address, as reflected in the Company’s records.

(b) Date of Delivery. Any notice so addressed shall be deemed to be given (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section 19. Section Headings.

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 20. Entire Agreement.

This Agreement, together with any exhibits attached hereto, constitutes the entire understanding and agreement of the parties hereto regarding the employment of Executive. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement.

Section 21. Survival of Operative Sections.

Upon any termination of Executive’s employment, the provisions of Section 7 through Section 21 of this Agreement (together with any related definitions set forth on Appendix A hereto) shall survive to the extent necessary to give effect to the provisions thereof.

Section 22. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

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[Signatures to appear on the following page.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

WALTER INVESTMENT MANAGEMENT CORP.

/s/ George M. Awad
By: George M. Awad
Title: Interim Chief Executive Officer and President

EXECUTIVE

/s/ Anthony Renzi
Anthony Renzi

APPENDIX A

Definitions

(a) “Accrued Obligations” shall mean (i) all earned but unpaid Base Salary through the date of termination of Executive’s employment, (ii) any unpaid or unreimbursed expenses incurred prior to the termination date in accordance with Section 6 hereof, and (iii) any vested and non-forfeitable benefits provided under the Company’s employee benefit plans upon a termination of employment, including rights with respect to Company equity (or equity derivatives), in accordance with the terms contained therein.

(b) “Agreement” shall have the meaning set forth in the preamble hereto.

(c) “Annual Bonus” shall have the meaning set forth in Section 4(b) hereof.

(d) “Base Salary” shall mean the salary provided for in Section 4(a).

(e) “Board” shall mean the Board of Directors of the Company.

(f) “Cause” shall mean Executive’s (i) conviction of, or plea of guilty or nolo contendere to, a felony arising from any act of fraud, embezzlement or willful dishonesty in relation to the business or affairs of the Company, (ii) conviction of, or plea of guilty or nolo contendere to, any other felony or any other criminal charge which is materially injurious to the Company or its reputation or which compromises Executive’s ability to perform Executive’s job function and/or act as a representative of the Company, (iii) willful failure to attempt to substantially perform Executive’s duties (other than any such failure resulting from Executive’s Disability), (iv) material violation of the Company’s written policies relating to sexual harassment or business conduct or of other material policies of the Company, (v) material breach of this Agreement or breach of the Non-Interference Agreement, or (vi) failure to materially cooperate with, or impeding an investigation authorized by, the Board. For purposes of this definition, no act or failure to act on Executive’s part shall be considered to constitute Cause if done, or omitted to be done, by Executive in good faith and with the reasonable belief that the action or omission was in the best interests of, or was not, in fact, materially detrimental to, the Company or the Company Group.

(g) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(h) “Commencement Date” shall have the meaning set forth in the preamble hereto.

(i) “Company” shall have the meaning set forth in the preamble hereto.

(j) “Company Group” shall mean the Company together with any of its direct or indirect subsidiaries.

(k) “Compensation Committee” shall mean the Compensation and Human Resources Committee of the Board.

(l) “Delay Period” shall have the meaning set forth in Section 13 hereof.

(m) “Disability” shall mean (i) Executive’s inability or failure to perform Executive’s duties hereunder for a period of ninety (90) consecutive days, or a total of one hundred twenty (120) non-consecutive days during any twelve (12)-month period due to any physical or mental illness or impairment, or (ii) a determination by a medical doctor chosen by the Company to the effect that Executive is substantially unable to perform Executive’s duties hereunder due to any physical or mental illness or impairment.

(n) “Executive” shall have the meaning set forth in the preamble hereto.

(o) “Good Reason” shall mean, without Executive’s consent, the occurrence of one or more of the following: (i) a material failure of the Company to comply with the provisions of this Agreement, (ii) a material diminution in Executive’s position, duties, or responsibilities as set forth in Section 3 hereof, (iii) a reduction in Executive’s then-existing Base Salary by more than 10%, (iv) a reduction in Executive’s Base Salary below $500,000, or (v) the forced relocation of Executive’s principal place of employment (as provided in Section 3(c) hereof) more than fifty (50) miles from its current location. Executive acknowledges and agrees that Executive’s exclusive remedy in the event of any breach of this Agreement shall be to assert Good Reason pursuant to the terms and conditions of Section 7(e) hereof. Notwithstanding the foregoing, during the Term of Employment, in the event that the Board reasonably believes that Executive may have engaged in conduct that could constitute Cause hereunder, the Board may, in its sole and absolute discretion, suspend Executive from performing Executive’s duties hereunder, and in no event shall any such suspension constitute an event pursuant to which Executive may terminate employment with Good Reason or otherwise constitute a breach hereunder; provided, that no such suspension shall alter the Company’s obligations under this Agreement during such period of suspension.

(p) “Initial Term” shall have the meaning set forth in Section 2 hereof.

(q) “LTC Award” shall have the meaning set forth in Section 4(e) hereof.

(r) “Non-Interference Agreement” shall mean the Confidentiality, Non-Interference, and Invention Assignment Agreement attached hereto as Exhibit A.

(s) “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

(t) “Pro Rata Bonus” shall have the meaning set forth in Section 7(b) hereof.

(u) “Release of Claims” shall mean the Release of Claims in such form as is reasonably required by the Company.

(v) “Renewal Term” shall have the meaning set forth in Section 2 hereof.

(w) “RSU Award” shall have the meaning set forth in Section 4(e) hereof.

(x) “Severance Benefits” shall have the meaning set forth in Section 7(g) hereof.

(y) “Severance Term” shall mean the eighteen (18)-month period following Executive’s termination by the Company without Cause (other than by reason of death or Disability), due to non-renewal of the Term of Employment by the Company, or by Executive with Good Reason.

(z) “Signing Awards” shall have the meaning set forth in Section 4(e) hereof.

(aa) “Signing Bonus” shall have the meaning set forth in Section 4(d) hereof.

(bb) “Term of Employment” shall mean the period specified in Section 2 hereof.

Exhibit A

CONFIDENTIALITY, NON-INTERFERENCE, AND INVENTION ASSIGNMENT AGREEMENT

As a condition of my Employment Agreement (the “Employment Agreement”), dated August 8, 2016, with Walter Investment Management Corp. (the “Company”), and in consideration of my continued employment with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the terms and conditions of this Confidentiality, Non-Interference, and Invention Assignment Agreement (the “Non-Interference Agreement”):

Section 1. Confidential Information.

(a) Company Group Information. I acknowledge that, during the course of my employment, I will have access to information about the Company and its direct and indirect subsidiaries (together with the Company, the “Company Group”) and that my employment with the Company shall bring me into close contact with confidential and proprietary information of the Company Group. In recognition of the foregoing, I agree, at all times during the term of my employment with the Company and thereafter, to hold in confidence, and not to use, except for the benefit of the Company Group, or to disclose to any Person without written authorization of the Company, any Confidential Information that I obtain or create. I further agree not to make copies of such Confidential Information except as authorized by the Company. I understand that “Confidential Information” means information that the Company Group has or will develop, acquire, create, compile, discover, or own, that has value in or to the business of the Company Group that is not generally known and that the Company wishes to maintain as confidential. I understand that Confidential Information includes, but is not limited to, any and all non-public information that relates to the actual or anticipated business and/or products, research, or development of the Company, or to the Company’s technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company’s products or services and markets, customer lists, and customers (including, but not limited to, customers of the Company on whom I called or with whom I may become acquainted during the term of my employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company either directly or indirectly in writing, orally, or by drawings or inspection of premises, parts, equipment, or other Company property. I acknowledge that the Company’s communication systems (such as email and voicemail) are maintained to assist in the conduct of the Company’s business and that such systems and data exchanged or stored thereon are Company property. Notwithstanding the foregoing, Confidential Information shall not include any of the foregoing items that have become publicly and widely known through no unauthorized disclosure by me or others who were under confidentiality obligations as to the item or items involved.

(b) Former Employer Information. I represent that my performance of all of the terms of this Non-Interference Agreement as an employee of the Company Group has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge, or data acquired by me in confidence or trust prior or subsequent to the commencement of my employment with the Company, and I will not disclose to any member of the Company Group, or induce any member of the Company Group to use, any developments, or confidential or proprietary information or material I may have obtained in connection with employment with any prior employer in violation of a confidentiality agreement, nondisclosure agreement, or similar agreement with such prior employer.

(c) Permitted Disclosure. Nothing in this Non-Interference Agreement shall prohibit or impede me from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. I understand and acknowledge that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. I understand and acknowledge further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, under no circumstance will I be authorized to disclose any information covered by attorney-client privilege or attorney work product of any member of the Company Group without prior written consent of Company’s General Counsel or other officer designated by the Company.

Section 2. Developments.

I agree that all inventions, improvements, trade secrets, reports, manuals, computer programs, systems, tapes and other ideas and materials developed or invented by me during the period of my employment with any member of the Company Group, either solely or in collaboration with others, which relate to the actual or anticipated business or research of any member of the Company Group, which result from or are suggested by any work I may do for any member of the Company Group, or which result from use of the Company Group’s premises or any member of the Company Group’s or its customers’ property, (collectively, the “Developments”) shall be the sole and exclusive property of the Company. I hereby assign to the Company my entire right and interest in any such Developments and will hereafter execute any documents in connection therewith that the Company may reasonably request.

Section 3. Returning Company Group Documents.

I agree that, at the time of termination of my employment with the Company for any reason, I will deliver to the Company (and will not keep in my possession, recreate, or deliver to anyone else) any and all Confidential Information and all other documents, materials, information, and property developed by me pursuant to my employment or otherwise belonging to the Company. I agree further that any property situated on the Company’s premises and owned by the Company (or any other member of the Company Group), including disks and other storage media, filing cabinets, and other work areas, is subject to inspection by personnel of any member of the Company Group at any time with or without notice.

Section 4. Restrictions on Interfering.

(a) Non-Competition. During the period of my employment with the Company (the “Employment Period”) and the Post-Termination Restricted Period, I shall not, directly or indirectly, individually or on behalf of any Person, engage in any Competitive Activities within the United States of America or any other jurisdiction in which any member of the Company Group engages in business, derives a material portion of its revenues or has demonstrable plans to commence business activities in.

(b) Non-Interference. During the Employment Period and the Post-Termination Restricted Period, I shall not, directly or indirectly, for my own account or for the account of any other Person, engage in Interfering Activities.

(c) Definitions. For purposes of this Non-Interference Agreement:

(i) “Business Relation” shall mean any current or prospective client, customer, licensee, supplier, or other business relation of the Company Group, or any such relation that was a client, customer, licensee or other business relation within the prior six (6)-month period, in each case, with whom I transacted business or whose identity became known to me in connection with my relationship with, or employment by, the Company.

(ii) “Competitive Activities” shall mean any business activities related to the residential real estate mortgage servicing or originations business, and any other business activity that is materially competitive with the then current or demonstrably planned business activities of the Company Group.

(iii) “Interfering Activities” shall mean (A) encouraging, soliciting, enticing, or inducing, or in any manner attempting to encourage, solicit, entice, or induce, any Person employed by, or providing consulting services to, any member of the Company Group to terminate such Person’s employment or services (or in the case of a consultant, materially reducing such services) with the Company Group, without the prior written consent of the Company Group; (B) hiring any individual who was employed by the Company Group within the six (6)-month period prior to the date of such hiring; or (C) encouraging, calling upon, soliciting, writing, directing, diverting, influencing, accepting or inducing, or in any manner attempting to encourage, call upon, solicit, write, direct, divert, influence, accept, or induce, any Business Relation to cease doing business with or reduce the amount of business conducted with the Company Group, or in any way interfering with the relationship between any such Business Relation and the Company Group.

(iv) “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

(v) “Post-Termination Restricted Period” shall mean the period commencing on the date of the termination of the Employment Period for any reason and ending on the date that is eighteen (18) months following such date of termination.

(d) Non-Disparagement.

(i) I agree that during the Employment Period, and at all times thereafter, I will not make any disparaging or defamatory comments regarding any member of the Company Group or their respective current or former directors, officers, or employees in any respect or make any comments concerning any aspect of my relationship with any member of the Company Group or any conduct or events which precipitated any termination of my employment from any member of the Company Group. However, my obligations under this subparagraph (d)(i) shall not prevent me from testifying or responding truthfully to any request for discovery or testimony in any judicial or quasi-judicial proceeding or any governmental inquiry, investigation or other proceeding.

(ii) The Company agrees that during the Employment Period, and at all times thereafter, the Company will instruct its directors and executive officers not to make any disparaging or defamatory comments regarding me in any respect or to make any comments concerning any aspect of the Company’s relationship with me or any conduct or events which precipitated any termination of my employment from any member of the Company Group. However, the obligations under this subparagraph (d)(ii) shall not prevent the Company or any of its directors or executive officers from testifying or responding truthfully to any request for discovery or testimony in any judicial or quasi-judicial proceeding or any governmental inquiry, investigation or other proceeding.

Section 5. Reasonableness of Restrictions.

I acknowledge and recognize the highly competitive nature of the Company’s business, that access to Confidential Information renders me special and unique within the Company’s industry, and that I will have the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants, contractors, investors, and strategic partners of the Company Group during the course of and as a result of my employment with the Company. In light of the foregoing, I recognize and acknowledge that the restrictions and limitations set forth in this Non-Interference Agreement are reasonable and valid in geographical and temporal scope and in all other respects and are essential to protect the value of the business and assets of the Company Group. I further acknowledge that the restrictions and limitations set forth in this agreement will not materially interfere with my ability to earn a living following the termination of my employment with the Company and that my ability to earn a livelihood without violating such restrictions is a material condition to my employment with the Company.

Section 6. Independence; Severability; Blue Pencil.

Each of the rights enumerated in this Non-Interference Agreement shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company Group at law or in equity. If any of the provisions of this agreement or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of this Non-Interference Agreement, which shall be given full effect without regard to the invalid portions. If any of the covenants contained herein are held to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, I agree that the court making such determination shall have the power to reduce the duration, scope, and/or area of such provision to the maximum and/or broadest duration, scope, and/or area permissible by law, and in its reduced form said provision shall then be enforceable.

Section 7. Injunctive Relief.

I expressly acknowledge that any breach or threatened breach of any of the terms and/or conditions set forth in this Non-Interference Agreement may result in substantial, continuing, and irreparable injury to the members of the Company Group. Therefore, I hereby agree that, in addition to any other remedy that may be available to the Company, any member of the Company Group has the right to seek injunctive relief, specific performance, or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this Non-Interference Agreement. Notwithstanding any other provision to the contrary, I acknowledge and agree that the Post-Termination Restricted Period shall be tolled during any period of violation of any of the covenants in paragraph 4 hereof.

Section 8. Cooperation.

I agree that, following any termination of my employment, I will continue to provide reasonable cooperation to the Company and/or any other member of the Company Group and its or their respective counsel in connection with any investigation, administrative proceeding, or litigation relating to any matter that occurred during my employment in which I was involved or of which I have knowledge. As a condition of such cooperation, the Company shall reimburse me for reasonable out-of-pocket expenses incurred at the request of the Company with respect to my compliance with this paragraph. I also agree that, in the event I am subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony or provide documents (in a deposition, court proceeding, or otherwise), that in any way relates to my employment by the Company and/or any other member of the Company Group, I will give prompt notice of such request to the Company and will make no disclosure until the Company and/or the other member of the Company Group has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

Section 9. General Provisions.

(a) Governing Law; Waiver of Jury Trial. THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THIS NON-INTERFERENCE AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE UNITED STATES OF AMERICA AND THE COMMONWEALTH OF PENNSYLVANIA, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS. EACH PARTY TO THIS NON-INTERFERENCE AGREEMENT ALSO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS NON-INTERFERENCE AGREEMENT.

(b) Entire Agreement. This Non-Interference Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification or amendment to this Non-Interference Agreement, nor any waiver of any rights under this Non-Interference Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, obligations, rights, or compensation will not affect the validity or scope of this Non-Interference Agreement.

(c) No Right of Continued Employment. I acknowledge and agree that nothing contained herein shall be construed as granting me any right to continued employment by the Company, and the right of the Company to terminate my employment at any time and for any reason, with or without cause, is specifically reserved.

(d) Successors and Assigns. This Non-Interference Agreement will be binding upon my heirs, executors, administrators, and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. I expressly acknowledge and agree that this Non-Interference Agreement may be assigned by the Company without my consent to any other member of the Company Group as well as any purchaser of all or substantially all of the assets or stock of the Company, whether by purchase, merger, or other similar corporate transaction, provided that the license granted pursuant to Section 2(a) may be assigned to any third party by the Company without my consent.

(e) Survival. The provisions of this Non-Interference Agreement shall survive the termination of my employment with the Company and/or the assignment of this Non-Interference Agreement by the Company to any successor in interest or other assignee.

*        *        *

I, Anthony Renzi, have executed this Confidentiality, Non-Interference, and Invention Assignment agreement on the respective date set forth below:

Date: 8/5/16	/s/ Anthony Renzi
Anthony Renzi

FOR SECTION 4(d)(ii) ONLY:

WALTER INVESTMENT MANAGEMENT CORP.

Date:
By:
Title:

[Signature Page to Non-Interference Agreement]